Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FOURTH QUARTER AND FISCAL 2017 RESULTS
• Fourth Quarter EPS of $0.54 in Line with Recent Business Update • Comparable Store Sales Decrease 2.2% in Fourth Quarter • Issues Fiscal 2018 Outlook

BIRMINGHAM, Ala. (March 10, 2017) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today announced results for the fourth quarter and fiscal year ended January 28, 2017.

Fourth Quarter Results
Net sales for the 13-week period ended January 28, 2017, increased 0.5% to $246.9 million compared with $245.7 million for the 13-week period ended January 30, 2016.  Comparable store sales decreased 2.2%.  Apparel and equipment both experienced declines in comparable store sales, while footwear continued to show stronger sales with a mid-single digit increase.

Gross profit was 33.0% of net sales for the 13-week period ended January 28, 2017, compared with 34.8% for the 13-week period ended January 30, 2016.  The decrease was mainly due to markdowns taken to reduce inventory, a negative effect of product mix due to higher footwear sales, and de-leverage of logistics and store occupancy expenses associated with lower comparable store sales.

Store operating, selling and administrative expenses were 23.2% of net sales for the 13-week period ended January 28, 2017, compared with 21.8% of net sales for the 13-week period ended January 30, 2016.  The increase was mainly due to de-leverage associated with lower comparable store sales and continued investments in the Company's omni-channel initiative.

Net income for the 13-week period ended January 28, 2017, was $12.1 million compared with $17.4 million for the 13-week period ended January 30, 2016.  Earnings per diluted share was $0.54 for the 13-week period ended January 28, 2017, compared with $0.76 for the 13-week period ended January 30, 2016.

Jeff Rosenthal, President and Chief Executive Officer, stated, "Results did not meet our expectations for the quarter, although we were pleased with continued strength in our footwear business.  The decline in comparable store sales was driven mainly by softer sales in apparel and equipment.  Licensed products accounted for much of the weakness in apparel, while equipment was negatively impacted by weakness in team sports, fitness and accessories.

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"Looking forward, we are excited about the progress we are making on our major initiatives, and expect them to have a favorable impact on revenue growth in Fiscal 2018 and beyond.  Our store-to-home capability is scheduled to begin rollout in the first quarter of this year, which will enable us to use our entire chain to locate an item and send it directly to the customer's home.  We are also on track to launch our e-commerce site in the back half of Fiscal 2018, which will be fully integrated with our stores, and will include an enriched customer loyalty program.  Once implemented, we believe these initiatives will provide an outstanding customer experience, and will position us well to drive long-term growth and shareholder value."

Fiscal 2017 Results
Net sales for the 52-week period ended January 28, 2017, increased 3.2% to $973.0 million compared with $943.1 million for the 52-week period ended January 30, 2016.  Comparable store sales increased 0.2%.

Gross profit was 34.8% of net sales for the 52-week period ended January 28, 2017, compared with 35.3% for the 52-week period ended January 30, 2016.

Store operating, selling and administrative expenses were 22.9% of net sales for the 52-week period ended January 28, 2017, compared with 21.6% of net sales for the 52-week period ended January 30, 2016.

Net income for the 52-week period ended January 28, 2017, was $61.1 million compared with $70.5 million for the 52-week period ended January 30, 2016.  Earnings per diluted share was $2.72 for the 52-week period ended January 28, 2017, compared with $2.92 for the 52-week period ended January 30, 2016.

For the year, Hibbett opened 65 new stores, expanded 8 high performing stores and closed 31 underperforming stores, bringing the store base to 1,078 in 35 states as of January 28, 2017.

Liquidity and Stock Repurchases
Hibbett ended the fourth quarter of Fiscal 2017 with $39.0 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the fourth quarter, the Company repurchased 324,200 shares of common stock for a total expenditure of $11.4 million.  Approximately $257.9 million of the total authorization remained for future stock repurchases as of January 28, 2017.

Fiscal 2018 Outlook
The Company provided the following guidance for Fiscal 2018, which will have 53 weeks versus 52 weeks in Fiscal 2017:
•	Earnings per diluted share in the range of $2.65 to $2.85, including an increase of approximately $0.09 to $0.11 per diluted share due to the 53rd week.
•
An estimated negative impact of $0.03 to $0.04 per diluted share due to the Company's omni-channel initiative.  This includes additional SG&A and depreciation expenses, partially offset by additional revenue.

•	Increase in comparable store sales in the low-single digit range.
•	Approximately 50 to 60 new store openings with approximately 25 to 35 store closures.
•	Relatively flat gross margin rate compared to Fiscal 2017.
•	Capital expenditures of approximately $25 million to $30 million.
•	Share buyback of approximately $45 million to $55 million.
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Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, March 10, 2017, to discuss fourth quarter and Fiscal 2017 results.  The number to call for the live interactive teleconference is (212) 231-2905.  A replay of the conference call will be available until March 17, 2017, by dialing (402) 977-9140 and entering the passcode, 21842978.

The Company will also provide an online Web simulcast and rebroadcast of its fourth quarter and Fiscal 2017 conference call.  The live broadcast of Hibbett' s quarterly conference call will be available online at www.hibbett.com under Investor Relations on March 10, 2017, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for 30 days.

Hibbett Sports, Inc. operates athletic specialty stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate. For example, our forward looking statements include statements regarding comparable store sales, revenue growth, gross margin, expenses, earnings per diluted share, impact of the 53rd week in Fiscal 2018, capital expenditures, store openings and closings, share repurchases, and the capabilities and financial impact of our omni-channel initiative, including store-to-home and e-commerce initiatives. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 28, 2016 and in our Quarterly Reports on Form 10-Q filed on June 7, 2016, September 9, 2016 and December 7, 2016. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net sales	$246,929	$245,719	$972,960	$943,104
Cost of goods sold, wholesale and logistics facility and store occupancy costs	165,417	160,250	634,364	610,389
Gross profit	81,512	85,469	338,596	332,715
Store operating, selling and administrative expenses	57,369	53,467	222,785	203,673
Depreciation and amortization	5,011	4,382	19,047	17,038
Operating income	19,132	27,620	96,764	112,004
Interest expense, net	82	90	268	292
Income before provision for income taxes	19,050	27,530	96,496	111,712
Provision for income taxes	6,995	10,119	35,421	41,184
Net income	$12,055	$17,411	$61,075	$70,528

Net income per common share:
Basic earnings per share	$0.55	$0.76	$2.75	$2.95
Diluted earnings per share	$0.54	$0.76	$2.72	$2.92

Weighted average shares outstanding:
Basic	21,910	22,790	22,240	23,947
Diluted	22,132	22,960	22,427	24,129

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	January 28, 2017	January 30, 2016
Assets
Cash and cash equivalents	$38,958	$32,274
Inventories, net	280,701	283,099
Other current assets	18,605	14,995
Total current assets	338,264	330,368
Property and equipment, net	111,634	101,389
Other assets	8,956	10,615
Total assets	$458,854	$442,372

Liabilities and Stockholders' Investment
Accounts payable	$77,046	$88,456
Short-term capital leases	595	478
Accrued expenses	18,431	16,256
Total current liabilities	96,072	105,190
Non-current liabilities	28,742	26,336
Stockholders' investment	334,040	310,846
Total liabilities and stockholders' investment	$458,854	$442,372

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Sales Information
Net sales increase	0.5%	2.7%	3.2%	3.2%
Comparable store sales (decrease) increase	-2.2%	-0.6%	0.2%	-0.4%

Store Count Information
Beginning of period	1,067	1,031	1,044	988
New stores opened	21	20	65	71
Stores closed	(10)	(7)	(31)	(15)
End of period	1,078	1,044	1,078	1,044

Stores expanded	4	8	8	16
Estimated square footage at end of period (in thousands)	6,141	5,974

Balance Sheet Information
Average inventory per store	$260,390	$271,168

Share Repurchase Program
Shares	324,200	99,000	1,235,556	2,236,389
Cost (in thousands)	$11,424	$3,389	$43,058	$91,333

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